     As filed with the Securities and Exchange Commission on April 29, 2004.
                                                     Registration No. 333-113380

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 2 TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ILINC COMMUNICATIONS, INC.

             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   76-0545043
                     (I.R.S. Employer Identification Number)

                        2999 NORTH 44TH STREET, SUITE 650
                             PHOENIX, ARIZONA 85018
                                 (602) 952-1200
               (Address, including Zip Code, and telephone number,
       including area code, of registrant's principal executive offices)

                              JAMES M. POWERS, JR.
                           ILINC COMMUNICATIONS, INC.
                        2999 NORTH 44TH STREET, SUITE 650
                             PHOENIX, ARIZONA 85018
                                 (602) 952-1200
  (Name, address, including Zip Code and telephone number, including area code, of agent for service)

                           COPIES OF COMMUNICATION TO:
                            JAMES S. RYAN, III, ESQ.
                              JACKSON WALKER L.L.P.
                           901 MAIN STREET, SUITE 6000
                               DALLAS, TEXAS 75202
                                 (214) 953-6000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box................................ [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ............................. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. .................................................... [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ........................................... [ ]


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         SUBJECT TO COMPLETION, DATED APRIL 28, 2004


                                                     iLinc (TM)
                                                       COMMUNICATIONS



                           ILINC COMMUNICATIONS, INC.

                        23,441,962 SHARES OF COMMON STOCK



         This is an offering of shares of common stock of iLinc Communications, Inc. All of the shares being offered are being sold by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders. However, upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants.

         Our common stock is quoted on the American Stock Exchange under the symbol "ILC." On April 27, 2004, the last reported sales price of our common stock on the American Stock Exchange was $1.32 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is April ___, 2004.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                TABLE OF CONTENTS

         PROSPECTUS SUMMARY...................................................1

         COMPANY INFORMATION..................................................1

         THE OFFERING.........................................................2

         RISK FACTORS.........................................................2

         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS....................6

         USE OF PROCEEDS......................................................6

         SELLING STOCKHOLDERS.................................................7

         PLAN OF DISTRIBUTION................................................19

         LEGAL MATTERS.......................................................20

         EXPERTS.............................................................20

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................20

         WHERE YOU CAN FIND MORE INFORMATION.................................21


                                    Page (i)

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS INCLUDING "RISK FACTORS" BEFORE MAKING AN INVESTMENT DECISION. UNLESS THE CONTEXT REQUIRES OTHERWISE IN THIS PROSPECTUS, REFERENCES IN THIS PROSPECTUS TO "ILINC," "WE," "US," "OUR," OR THE "COMPANY" REFER TO ILINC COMMUNICATIONS, INC.


                               COMPANY INFORMATION

         Headquartered in Phoenix, Arizona, iLinc Communications, Inc. is a provider of Web conferencing and Web collaboration software and services as well as other eLearning products and services. We changed our name from EDT Learning, Inc. to "iLinc Communications, Inc." to reflect not only the breadth of our Web conferencing products and services but also to reflect the integration of audio conferencing, video conferencing, and voice-over-IP technologies. The name change was approved at a special meeting of stockholders on February 5, 2004.

         The Company's formation in March of 1998, as a dental practice management company included the simultaneous rollup of affiliated dental practices and an initial public offering. The Company's initial goals were to provide training and practice enhancement services to its affiliated dental practices remotely located in 31 states. In the summer of 2001, the Company shifted its business focus away from the dental practice management industry and toward the e-Learning sector. As of December 31, 2003, all of the dental practice management contacts had expired and the Company has totally transitioned out of that legacy dental management industry.

         Our common stock is quoted on the American Stock Exchange under the symbol "ILC." Our principal executive offices are located at 2999 N. 44th Street, Suite 650, Phoenix, Arizona 85018. Our main telephone number is 602-952-1200.


         OUR BUSINESS

         WEB CONFERENCING AND AUDIO CONFERENCING

         We are a provider of Web conferencing, virtual classroom, Web collaboration, and other eLearning software and services. We provide Web collaboration and Web conferencing software that includes one of the most comprehensive set of features and functionality in the Web conferencing industry. Our recent name change is reflective of our focus in terms of research, development, sales and marketing on our award-winning suite of Web conferencing and Web collaboration software known as the iLinc(TM) Suite.

         The iLinc suite includes: LEARNLINC(TM) - permits live instructor-led training and education over the Internet to remote students; MEETINGLINC(TM) - facilitates communication among meeting participants through online meetings using the Internet, audio conferencing, voice-over-IP technology and video conferencing technology; CONFERENCELINC(TM) - allows presenters to deliver their message to a large audience in a one-to-many format replicating conferencing events using the Internet; and SUPPORTLINC(TM) - gives customer service organizations the ability to provide remote, hands-on support for products, systems, or software applications to end users. Our iLinc Web collaboration software suite is available in both an ASP (we host) and license purchase model (the customer hosts). Since its beginnings in 1994, LearnLinc and MeetingLinc have been installed and operational in corporate, government, and educational organizations in the United States and Internationally. LearnLinc(TM), the flagship of EDT Learning's four-product iLinc suite, won first place at the Synchronous e-Learning Shootout held at Online Learning's Conference in the fall of 2002, winning by a vote of training professionals over such other notable companies as WebEx, PlaceWare, and Centra.

         OUR OTHER E-LEARNING PRODUCTS

         While we have focused on our iLinc suite of products, we also continue to provide various e-Learning solutions to corporate, government, and education clients alike. Those products include our online collaboration and development software products that include TestLinc(TM), and i-Canvas(TM).

         We also offer a library of online courses focused upon the training of executives on essential business topics. Our off-the-shelf online library of content includes an online mini-MBA program co-developed with the Tuck School of Business at Dartmouth College. Customers subscribe for a period of time per course, with the license providing for access over typically one year from date the students first access of the course.

         For the development of custom online content we offer an award winning content development software, called i-Canvas(TM) which is sold on an individual user perpetual license basis. We continue to provide to our customers award winning custom content services through the Interactive Alchemy subcontractor relationship. Custom content services are bid on a project-by-project basis and revenue is recognized on the percentage-of-completed contract method.


                                  THE OFFERING

Common stock offered       23,441,962 shares of our common stock are being
                           offered by this prospectus. All of the shares offered by this prospectus are being sold by the selling stockholders.

Use of proceeds            We will not receive any proceeds from the sale of
                           shares of common stock in this offering. However, upon any exercise for cash of the warrants described herein, we will receive the exercise price of the warrants.

The American Stock         "ILC"
Exchange symbol


         The selling stockholders identified in this prospectus, or their pledges, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.


                                  RISK FACTORS

         You should carefully consider the risks factors described below before making an investment decision concerning the Company. If any of the following risks actually occur, our business, financial condition, results of operations and market price of our common stock could be materially and adversely affected.

         WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

         We have a limited operating history in the e-Learning business and particularly as a provider of Web conferencing and Web collaboration software. While the organizations that we have acquired have been engaged in the their respective business for over five years, we only recently acquired those assets and have undertaken to integrate their assets into our operations at varying levels. You should not rely on our historical results as an indication of our future performance. Over the past 18 months we have made significant changes to our product mix and service mix, our growth strategies, our sales and marketing plans, and other operational matters, including a significant reduction in our employee base. As a result, it may be difficult to evaluate an investment in our company. Given our recent investment in technology, we cannot be certain that our business model and future operating performance will yield the results that we intend. In addition, the competitive and rapidly changing nature of the e-Learning and Web conferencing markets makes it difficult for us to predict future results. Our business strategy may be unsuccessful and we may be unable to address the risks we face.

         WE FACE RISKS INHERENT IN EARLY-STAGE COMPANIES IN INTERNET-RELATED BUSINESSES AND MAY BE UNSUCCESSFUL IN ADDRESSING THESE RISKS.

         We face risks frequently encountered by early-stage companies in new and rapidly evolving markets such as e-Learning and Web conferencing. We may fail to adequately address these risks and, as a consequence, our business may suffer. To address these risks among others, we must successfully introduce and attract new customers to our products and services; successfully implement our sales and marketing strategy to generate sufficient sales and revenues to achieve or sustain operations; foster existing relationships with our existing customers to provide for continued or recurring business and cash flow; and, successfully address and establish new products and technologies as new markets develop. As an early-stage company, we may not be able to sufficiently access, address and overcome risks inherent in our business strategy.

         OUR QUARTERLY OPERATING RESULTS ARE UNCERTAIN AND MAY FLUCTUATE SIGNIFICANTLY.

         Our operating results have varied significantly from quarter to quarter and are likely to continue to fluctuate as a result of a variety of factors, many of which we cannot control. Factors that may adversely affect our quarterly operating results include: the size and timing of product orders; the mix of revenue from custom services and software products; the market acceptance of our products and services; our ability to develop and market new products in a timely manner and the market acceptance of these new products; the timing of revenues and expenses relating to our product sales; and, the timing of revenue recognition. Expense levels are based, in part, on expectations as to future revenue and to a large extent are fixed in the short term. To the extent we are unable to predict future revenue accurately, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

         WE HAVE SIGNIFICANT OPERATING LOSSES, HAVE LIMITED FINANCIAL RESOURCES, AND MAY NOT BECOME PROFITABLE.

         We have incurred substantial operating losses and have limited financial resources at our disposal. We have substantial current and long-term obligations that we will not be able to satisfy without additional debt and/or equity capital and ultimately generating profits and cash flows from our e-Learning and Web conferencing operations. If we are unable to achieve profitability in the near future, we will face increasing demands for capital and liquidity. We may not be successful in raising additional debt or equity capital and may not become profitable in the short term or not at all. As a result, we may not have sufficient financial resources to satisfy our obligations as they come due in the short term.

         OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         Our consolidated financial statements have been prepared on a basis which assumes that we will continue as a going concern and which contemplates the realization of our assets and the satisfaction of our liabilities and commitments in the normal course of business. We have a significant working capital deficiency, and have historically suffered substantial recurring losses and negative cash flows from operations. These matters, among others, and the limited operating history as an e-Learning and Web collaboration company, caused our independent accountants to express their substantial doubt as to our ability to continue as a going concern. Our plans with regard to these matters include continued development, marketing and licensing of our Web Conferencing and e-Learning products and services through both internal growth and acquisition. Although we continue to pursue these plans, there is no assurance that we will be successful in obtaining sufficient revenues from our products and services to provide adequate cash flows to sustain operations. Our continuation is dependent on our ability to raise additional equity or debt capital, to increase its e-Learning revenues, to generate positive cash flows from operations and to achieve profitability. The consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of liabilities that might result from the outcome of this uncertainty.

         LISTING QUALIFICATIONS MAY NOT BE MET.

         In September of 2003, the Company was notified by the American Stock Exchange that the Company may not have been in compliance with certain of the American Stock Exchange's continued listing standards. Specifically, the American Stock Exchange questioned whether the Company was then in compliance with the requirement that a company maintain stockholder's equity of at least $4 million and/or not have losses from continuing operations and/or net losses in three of its four most recent fiscal years. As of September 30, 2003 and December 31, 2003, the Company was in compliance with this listing standard since it had stockholder's equity of at least $4.0 million ($4.1 million as of December 31, 2003). If in the future, the Company fails to maintain a sufficient level of stockholder's equity in compliance with those and other listing standards of the American Stock Exchange then the Company would be required to submit a plan to the American Stock Exchange describing how it intended to re-gain compliance with the requirements within the American Stock Exchange's required time frame, which is generally eighteen months. The Company's ability to continue to meet the American Stock Exchange's continued listing requirements cannot be assured and if it could not satisfy the American Stock Exchange that it complies with the listing requirements then the American Stock Exchange could de-list the Company's common stock.

         DILUTION TO EXISTING STOCKHOLDERS IS LIKELY TO OCCUR UPON ISSUANCE OF SHARES WE HAVE RESERVED FOR FUTURE ISSUANCE.

         On April 23, 2004, 21,311,399 shares of our common stock were issued, of which 1,432,412 were held in treasury, and 22,718,019 additional shares of our common stock were reserved for issuance. The issuance of these additional shares will reduce the percentage ownership of existing stockholders in the Company.

         The following shares were reserved for issuance as of March 31, 2004:

         o Issued and outstanding stock options to purchase common shares totaling approximately 2,265,355;
         o Issued and outstanding warrants to purchase common shares totaling approximately 7,647,664;

         o Issued and outstanding warrant to purchase $577,500 of convertible redeemable subordinated notes with detachable warrants for 577,500 common shares, all of which are exercisable for or convertible into an aggregate 1,155,000 common shares;
         o Issued and outstanding warrant to purchase 15,000 shares of convertible preferred stock with detachable warrants for 75,500 common shares, all of which are exercisable for or convertible into an aggregate 575,000 common shares;
         o A restricted stock grant to receive shares totaling approximately 450,000; and
         o Shares issuable upon the conversion of convertible redeemable subordinated notes and preferred stock totaling a potential aggregate of 10,625,000 common shares.


         The existence of these reserved shares coupled with other factors, such as the relatively small public float, could adversely affect prevailing market prices for our common stock and our ability to raise capital through an offering of equity securities.

         THE LOSS OF THE SERVICES OF OUR SENIOR EXECUTIVES AND KEY PERSONNEL WOULD LIKELY CAUSE OUR BUSINESS TO SUFFER.

         Our success depends to a significant degree on the performance of our senior management team. The loss of any of these individuals could harm our business. We do not maintain key person life insurance for any officers or key employees other than on the life of James M. Powers, Jr., our Chairman, President and CEO, with that policy providing a death benefit to the Company of $1.0 million. Our success also depends on the ability to attract, integrate, motivate and retain additional highly skilled technical, sales and marketing, and professional services personnel. To the extent we are unable to attract and retain a sufficient number of additional skilled personnel, our business will suffer.

         OUR INTELLECTUAL PROPERTY MAY BECOME SUBJECT TO LEGAL CHALLENGES, UNAUTHORIZED USE OR INFRINGEMENT, ANY OF WHICH COULD DIMINISH THE VALUE OF OUR PRODUCTS AND SERVICES.

         Our success depends in large part on our proprietary technology. If we fail to successfully enforce our intellectual property rights, the value of these rights, and consequently the value of our products and services to our customers, could diminish substantially. It may be possible for third parties to copy or otherwise obtain and use our intellectual property or trade secrets without our authorization, and it may also be possible for third parties to independently develop substantially equivalent intellectual property. Currently, we do not have patent protection in place related to our products and services. Litigation may be necessary in the future to enforce our intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. From time to time we have received, and may in the future receive, notice of claims of infringement of other parties' proprietary rights. Such claims could result in costly litigation and could divert management and technical resources. These types of claims could also delay product shipment or require us to develop non-infringing technology or enter into royalty or licensing agreements, which agreements, if required, may not be available on reasonable terms, or at all.

         A DETERIORATION OF GENERAL ECONOMIC CONDITIONS MAY MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

         Our revenues are subject to fluctuation as a result of general economic conditions. Our customers may reduce their expenditures for education and training during economic downturns. Therefore, a continued economic downturn could adversely affect the Company's business.

         WE OFFER OUR WEB COLLABORATION PRODUCTS ON AN ASP BASIS SO IF WE DO NOT INCREASE THE CAPACITY OF OUR INFRASTRUCTURE IN EXCESS OF CUSTOMER DEMAND, CUSTOMERS MAY EXPERIENCE SERVICE PROBLEMS.

         We expect the demand on our ASP business to increase significantly. Accordingly, we must increase our capacity to keep pace with that growth in demand. To accommodate increased customer usage requires a significant increase in the capacity of our infrastructure and may cause us to invest significant resources or capital. If we fail to increase our capacity in a timely and efficient manner, customers may experience service problems that could cause us to lose customers and decrease our revenue.

         COMPETITION IN THE WEB CONFERENCING SERVICES MARKET IS INTENSE AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY, PARTICULARLY AS A RESULT OF RECENT ANNOUNCEMENTS FROM LARGE SOFTWARE COMPANIES.

         The market for Web conferencing services is relatively new, rapidly evolving and intensely competitive. Competition in our market will continue to intensify and may force us to reduce our prices, or cause us to experience reduced sales and margins, loss of market share and reduced acceptance of our services. Many of our competitors have larger and more established customer bases, longer operating histories, greater name recognition, broader service offerings, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. We expect that we will face new competition as others enter our market to develop web conferencing services. These current and future competitors may also offer or develop products or services that perform better than ours. In addition, acquisitions or strategic partnerships involving our current and potential competitors could harm us in a number of ways.

         FUTURE REGULATIONS COULD BE ENACTED THAT EITHER DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY IMPACT OUR BUSINESS BY LIMITING THE GROWTH OF INTERNET-BASED BUSINESS AND SERVICES.

         As commercial use of the Internet increases, federal, state and foreign agencies could enact laws or adopt regulations covering issues such as user privacy, content and taxation of products and services. If enacted, such laws or regulations could limit the market for our products and services. Although they might not apply to our business directly, we expect that laws or rules regulating personal and consumer information could indirectly affect our business. It is possible that such legislation or regulation could expose companies involved in providing Internet-based services to liability, which could limit the growth of Web use generally and thereby reduce demand for our products and services. Such legislation or regulation could dampen the growth in Web usage and decrease its acceptance as a medium of communications and commerce.

         WE DEPEND LARGELY ON ONE-TIME SALES TO GROW REVENUES.

         A high percentage of our revenue is attributable to one-time purchases by our customers rather than long term recurring ASP type contracts. As a result, our inability to continue to obtain new agreements and sales may result in lower than expected revenue, and therefore, harm our ability to achieve or sustain operations or profitability on a consistent basis, which could also cause our stock price to decline. Further, because we face competition from larger better-capitalized companies, we could face increased downward pricing pressure that could cause a decrease in our gross margins.

         OUR OPERATING RESULTS MAY SUFFER IF WE FAIL TO DEVELOP AND FOSTER OUR VALUE ADDED RESELLER OR DISTRIBUTION RELATIONSHIPS.

         We have an existing channel and distribution network that provides growing revenues and contributes to our high margin software sales. These distribution partners are not obligated to distribute our services at any particular minimum level. As a result, we cannot accurately predict the amount of revenue we will derive from our distribution partners in the future. The inability of our distribution partners to sell our products to their customers and increase their distribution of our products could result in significant reductions in our revenue, and therefore, harm our ability to achieve or sustain profitability on a consistent basis.

         SALES IN FOREIGN JURISDICTIONS BY US AND OUR INTERNATIONAL DISTRIBUTOR NETWORK MAY CAUSE COSTS THAT ARE NOT ANTICIPATED.

         We continue to expand internationally through our value added reseller network and OEM partners. We have limited experience in international operations and may not be able to compete effectively in international markets. We face certain risks inherent in conducting business internationally, such as:

         o our inability to establish and maintain effective distribution channels and partners;
         o        the varying technology standards from country to country;
         o our inability to effectively protect our intellectual property rights or the code to our software;
         o our inexperience with inconsistent regulations and unexpected changes in regulatory requirements in foreign jurisdictions;
         o        language and cultural differences;
         o        fluctuations in currency exchange rates;
         o        our inability to effectively collect accounts receivable; or
         o our inability to manage sales and other taxes imposed by foreign jurisdictions.

         THE GROWTH OF OUR BUSINESS SUBSTANTIALLY DEPENDS ON OUR ABILITY TO SUCCESSFULLY DEVELOP AND INTRODUCE NEW SERVICES AND FEATURES IN A TIMELY MANNER.

         We acquired our Web collaboration, Web conferencing and virtual classroom software in November of 2002. With our focus upon that product suite our growth depends on our ability to continue to develop new features, products and services around the iLinc suite and line of products. We may not successfully identify, develop and market new products and features in a timely and cost-effective manner. If we fail to develop and maintain market acceptance of our existing and new products to offset our continuing development costs, then our net losses will increase and we may not be able to achieve or sustain profitability on a consistent basis.

         IF WE FAIL TO OFFER COMPETITIVE PRICING, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN CUSTOMERS.

         Because the Web conferencing market is relatively new and still evolving, the prices for these services are subject to rapid and frequent changes. In many cases, businesses provide their services at significantly reduced rates, for free or on a trial basis in order to win customers. Due to competitive factors and the rapidly changing marketplace, we may be required to significantly reduce our pricing structure, which would negatively affect our revenue, margins and our ability to achieve or sustain profitability on a consistent basis. We have an existing channel and distribution network that provides growing revenues and contributes to our high margin software sales. These distribution partners are not obligated to distribute our services at any particular minimum level. As a result, we cannot accurately predict the amount of revenue we will derive from our distribution partners in the future. Our inability of our distribution partners to sell our products to their customers and increase their distribution of our products could result in significant reductions in our revenue, and therefore, harm our ability to achieve or sustain profitability on a consistent basis.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements made in this prospectus constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Factors that could contribute to such differences include, the rate of acceptance of our products and services by customers, and changes in the e-Learning and Web conferencing and collaboration market in general, use of the Internet, the acceptance of new products, our need for working capital, the result of pending litigation, the competition we face from larger and more well capitalized competitors and other matters more fully disclosed in this prospectus, the Company's annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of this prospectus, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this prospectus.


                                 USE OF PROCEEDS

         All of the common stock offered under this prospectus is being sold by the selling stockholders. We will not receive any of the proceeds from the sale of the common stock.

         Certain of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of warrants. Upon any exercise of warrants by payment of cash, we will receive the exercise price of those exercised warrants. Currently we have outstanding warrants covered by this prospectus that were issued:

         o        to certain organizations who were vendors or consultants;

         o to investors in our private placement in March of 2002 of our convertible subordinated notes; and

         o to investors in our private placement in June of 2003 of our convertible preferred stock.

         We have therefore outstanding warrants covered by this prospectus that would provide cash in the amount of $19,093,909 to us if all of the warrants were exercised at the various prices as reflected in the following table:

         ----------------------------- ------------------------- -----------------------------
           NUMBER OF SHARES OF COMMON        EXERCISE PRICE PER          PROCEEDS PROVIDED TO
           STOCK UNDERLYING WARRANTS1                  SHARE(1)     COMPANY UPON EXERCISE (1)
         ----------------------------- ------------------------- -----------------------------
                              250,000                     $0.40                      $100,000
         ----------------------------- ------------------------- -----------------------------
                              543,182                     $0.42                      $228,136
         ----------------------------- ------------------------- -----------------------------
                              132,972                     $0.44                       $58,508
         ----------------------------- ------------------------- -----------------------------
                              921,510                     $1.50                    $1,382,265
         ----------------------------- ------------------------- -----------------------------
                            5,775,000                     $3.00                   $17,325,000
         ----------------------------- ------------------------- -----------------------------
                                                         TOTAL:                   $19,093,909
         ----------------------------- ------------------------- -----------------------------

         To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general corporate purposes.


                              SELLING STOCKHOLDERS

         The shares of common stock being sold by the selling stockholders consist of:

         o 1,572,222 shares of our common stock issued upon conversion in September 2003 of $1,698,000 in principal amount of Series A subordinated notes which were issued as part of the consideration due certain affiliated dental practices in November of 1998.

         o 253,219 shares of our common stock issued as part of the formation of the company in March 1998 (161,205) and as part of a dental practice acquisition in November 1998 (92,014).

         o 337,739 shares of our common stock issued under the terms of a merger transaction in November of 1998 involving Liberty Dental Alliance, Inc.

         o 176,941 shares of our common stock originally issued under the terms of an acquisition agreement relating to our acquisition of certain assets of Dexpo, Inc. in October of 2000.

         o 847,664 shares of common stock issuable upon exercise of warrants issued to our former bank lender during the period from June 2000 through March 2001.

         o 1,816,222 shares of our common stock originally issued in October, 2001 under the terms of a merger agreement between the Company, its acquisition subsidiary, Learning Edge, Inc. and the stockholders of Learning Edge, Inc. (11 individuals). Under the terms of this merger agreement, Learning Edge, Inc. merged with the Company's acquisition subsidiary, and the holders of Learning Edge, Inc. common stock received an aggregate of 1,950,000 shares of Common Stock and subordinated notes.

         o 40,336 shares of our common stock originally issued in January 2002 under the terms of a merger agreement between the Company, its acquisition subsidiary, ThoughtWare Technologies, Inc. ("ThoughtWare") and a preferred stockholder of ThoughtWare. Under the terms of this merger agreement, ThoughtWare merged with the Company's acquisition subsidiary and a holder of ThoughtWare's preferred stock and two ThoughtWare executives received an aggregate of 1,185,000 shares of Common Stock.

         o 5,625,000 shares of our common stock issuable upon conversion of convertible notes issued in a private placement offering in March of 2002. These notes have the following terms:

                           The notes bear interest at a rate of 12% per annum. Interest on the notes is paid on a quarterly basis on the first day of each calendar quarter. The principal of the notes is due at maturity, subject to earlier redemption, on March 31, 2012.

                           The notes are convertible into Common Stock, unless previously redeemed, at a conversion price equal to $1.00 per share. The conversion price of the note in effect at any time is subject to adjustment generally for (i) dividends or other distributions on any class of capital stock of the Company paid in shares of Common Stock; (ii) issuance of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock at a price per share less than the Fair Value (as defined in the note generally with reference to market value) per share of the Common Stock; (iii) the subdivision of the Common Stock into a greater number of shares, or the combination of the Common Stock into lesser number of shares; (iv) the distribution to all holders of shares of Common Stock of evidences of indebtedness or assets (including securities, but excluding any dividend or distribution paid in cash out of the earned surplus of the Company); and (v) capital reorganizations and reclassifications.

                           The notes are subordinated to most present and future debt obligations of the Company and its subsidiaries. The terms of the notes do not limit the incurrence of additional indebtedness or other liabilities by the Company and its subsidiaries.

                           The notes are redeemable by the Company at 100% of the principal value thereof plus accrued interest on thirty (30) days prior notice if at any time the closing price of the Company's Common Stock has equaled or exceeded a price equal to three (3) times the conversion price of the notes for twenty (20) consecutive trading days.

         o 5,775,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002. These warrants have the following terms:

                           The warrants are exercisable for shares of Common Stock at an exercise price equal to $3.00 per share, subject to adjustment for certain events, and expire in March, 2005. The exercise price of the warrants is subject to adjustment generally in the event of (i) the subdivision of the Common Stock into a greater number of shares, or the combination of the Common Stock into a lesser number of shares; (ii) distributions to all or substantially all holders of Common Stock of evidences of indebtedness, any other securities of the Company or any property or assets other than cash; and (iii) issuances of other securities of the Company by reclassification of Common Stock.

                           The warrants are redeemable at the option of the Company at a price of $0.01 per warrant on thirty
                           (30) days prior notice if at any time the closing price of the Company's Common Stock has exceeded $5.50 per share for twenty (20) consecutive trading days. A call for redemption does not limit the right of the holder to exercise the warrant prior to the date of redemption.

         o 2,000,000 shares of our common stock issued to three entities pursuant to a Common Stock Purchase Agreement. These entities were stockholders of Quisic Corporation (the "Quisic Holders") and, pursuant to the Stock Purchase Agreement, paid cash and provided indemnities related to the Company's purchase of assets of Quisic Corporation as well as released their lien on the assets purchased.

         o 333,333 shares of our common stock issued in December 2003 to the Quisic Holders, for consideration of $300,000.

         o 3,700,000 shares of our common stock issuable upon conversion of convertible preferred stock issued in a private placement in September of 2003. The convertible preferred stock has the following terms:

                           The convertible preferred stock, with respect to dividend rights and rights on liquidation, ranks senior to the Common Stock and to all other equity securities issued by the Company. For this purpose, the term "equity securities" does not include debt securities convertible into or exchangeable for equity securities or other debt instruments outstanding.

                           The holders of convertible preferred stock are entitled to receive cash dividends, out of funds that are legally available therefor, at an annual rate equal to 8% of the original purchase price per share of convertible preferred stock ($10.00). Such dividends are payable quarterly. All dividends on the convertible preferred stock are cumulative.

                           In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the convertible preferred stock will be entitled to receive in cash out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the convertible preferred stock upon liquidation, liquidating distributions in the amount of the liquidation preference (i.e., the original purchase price per share plus accrued and unpaid dividends).

                           After payment of the full amount of the liquidating distributions to which they are entitled, our remaining assets available for distribution shall be distributed pro rata among the holders of the Common Stock and convertible preferred stock based on the number of shares of Common Stock into which the shares of convertible preferred stock would then convert.

                           Any shares of convertible preferred stock may, at the holder's option, be converted at any time at a conversion price of $0.50 per share, subject to adjustment of value. The deemed $10.00 per share issue price and initial conversion price result in an initial conversion rate of 20 shares of Common Stock for each share of convertible preferred stock held. The Company may require conversion of the convertible preferred stock if at any time that the 10-trading day average closing price of the Common Stock exceeds $1.50 per share.

                           If on September 16, 2004, first anniversary of the issuance of the convertible preferred stock (the "Adjustment Date"), the average closing price of the Common Stock in the preceding 20 trading days immediately preceding September 16, 2003 is less than $0.50 per share, the conversion price will be adjusted downward so that it is thereafter fixed at the greater of the 20-trading day average closing price ending with the Adjustment Date or $0.30 per share. The conversion price also is subject to adjustment for:

                           - dividends or other distributions on any class of capital stock of the Company paid in shares of Common Stock;

                           - the subdivision of the Common Stock into a greater number of shares, or the combination of the Common Stock into a lesser number of shares; and

                           -        capital reorganizations and
                                    reclassifications.

                           Upon conversion, a holder of convertible preferred stock will be entitled to receive a payment of all accrued but unpaid dividends.

                           Holders of convertible preferred stock generally do not have the right to vote on matters brought before the stockholders of the Company.

         o 250,000 shares of our common stock issuable upon the exercise of warrants issued to an advisor of the Company in November of 2003. These warrants have the following terms:

                           The warrants are exercisable for shares of Common Stock at an exercise price of $0.40 per share, subject to adjustment in certain events, and expire in November 2006. The exercise price of the warrants is subject to adjustment generally in the event of
                           (i) the subdivision of the Common Stock into a greater number of shares, or the combination of the Common Stock into a lesser number of shares; (ii) distributions to all or substantially all holders of Common Stock of evidences of indebtedness, any other securities of the Company or any property or assets other than cash; and (iii) issuances of other securities of the Company by reclassification of Common Stock.

                           The warrants are redeemable at the option of the Company at a price of $0.01 per warrant on thirty
                           (30) days prior notice if at any time the closing price of the Company's Common Stock has exceeded $4.00 per share for twenty (20) consecutive trading days. A call for redemption does not limit the right of the holder to exercise the warrant prior to the date of redemption.

         o 714,286 shares of common stock issuable upon conversion of convertible notes issued in a private placement in February of 2004. These notes have the following terms:

                           The notes bear interest at 8% per annum until February 2005 and thereafter bear interest at the rate of 12% per annum, provided that if a registration statement registering the resale of the shares of Common Stock underlying the notes is not declared effective by the Securities and Exchange Commission by July 31, 2004, interest retroactively is adjusted to 15% per annum (the "Adjusted Rate"). Interest is payable quarterly unless the Adjusted Rate is in effect, in which case interest is payable monthly. The principal of the notes is due at maturity, in February 2006.

                           The notes are convertible into Common Stock at a conversion price equal to $0.70 per share. The conversion price of the notes in effect at any time is subject to adjustment generally in the event of
                           (i) the subdivision of the Common Stock into a greater number of shares, or the combination of the Common Stock into a lesser number of shares, (ii) corporate reclassifications or reorganizations and
                           (iii) issuance by the Company of Common Stock at a price less than the conversion price then in effect or securities exercisable for or convertible into Common Stock at an exercise or conversion price less than the conversion price then in effect, in which event the conversion price will be adjusted to the price at which the Common Stock was issued or the exercise price or conversion price of the other securities issued, as the case may be.

                           The notes are subordinated to certain present and future debt obligations of the Company and its subsidiaries. The terms of the notes do not limit the incurrence of additional indebtedness or other liabilities by the Company and its subsidiaries.

         SELLING STOCKHOLDER TABLE - BENEFICIAL OWNERSHIP AND SHARES OFFERED FOR SALE

         As of April 23, 2004, we had 21,311,399 shares of our common stock issued and 19,878,987 shares of our common stock outstanding. Assuming the full conversion of the preferred stock and convertible notes referenced herein into shares of our common stock and the complete exercise of the warrants referenced herein, we would have 39,803,349 shares of common stock outstanding. The following table sets forth the name and relationship with us, if any, of certain of the selling stockholders and (1) the number of shares of common stock beneficially owned by the selling stockholders as of March 1, 2004, (2) the maximum number of shares of common stock which may be offered for the account of the selling stockholders under this prospectus and (3) the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock which may be offered hereunder. The information set forth below is based upon written documentation submitted to us by the selling stockholders. Except as otherwise noted below, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us.

                                                                                                                        PERCENTAGE
                                                                                                                       BENEFICIALLY
                                  SHARES BENEFICIALLY                                   SHARES BENEFICIALLY OWNED       OWNED AFTER
SHAREHOLDER NAME                 OWNED BEFORE OFFERING (1)        SHARES OFFERED               AFTER OFFERING           OFFERING (2)
----------------                 -------------------------        --------------               --------------           ------------
Ethan Abrams                              27,329                      15,000                     12,329                      *

Stephen D. Adams                           7,045                       6,329                        716                      *

Grant M. Anderson and Terry L.
Anderson, JTWROS                          64,100                      62,500                      1,600                      *

Melva Ayers                                7,500                       7,500                          0                      *

Stewart Bader                            125,000                     125,000                          0                      *

Sherrill M. Baird                        125,000                     125,000                          0                      *

Brent R. Baker                           155,000                     125,000                     30,000                      *

Rebecca Barton                             5,638                       5,065                        573                      *

Jack A. Belz                             100,000                     100,000                          0                      *

Florence Berens Trust DTD.
04131998 (3)                              62,500                      62,500                          0                      *

Leeds Equity Partners, III,
L.P. (4)                               1,166,666                   1,166,666                          0                      *

James F. Bishop                            3,097                       2,782                        315                      *

Delaware Charter Guarantee &
Trust Co. TTEE FBO Isaac
Blake, IRA LTJ - 890684 (5)               65,000                      62,500                      2,500                      *

Barry W. Blank Trust (6)               2,000,000                   2,000,000                          0                      *

Violet M. Blank Trust (7)                130,000                     100,000                     30,000                      *

Kathleen J.  Blank                       120,000                     100,000                     20,000                      *

Richard C. Boothby                        15,084                      15,084                          0                      *

Stuart & Sheri Burnett                     5,000                       5,000                          0                      *

Harold B. Carter                           5,025                       5,025                          0                      *

                                    Page 10

                                                                                                                        PERCENTAGE
                                                                                                                       BENEFICIALLY
                                  SHARES BENEFICIALLY                                   SHARES BENEFICIALLY OWNED       OWNED AFTER
SHAREHOLDER NAME                 OWNED BEFORE OFFERING (1)        SHARES OFFERED               AFTER OFFERING           OFFERING (2)
----------------                 -------------------------        --------------               --------------           ------------

Michael L. Christianson                  100,000                     100,000                          0                      *

PBC 1996 Trust (8)                       187,500                     187,500                          0                      *

Renaissance Capital Group,
Inc., The Frost National Bank
FBO, Renaissance Capital
Growth & Income Fund, II, Inc.
Trust No. W00740000 (9)                1,048,266                   1,000,000                     48,266                      *

Renaissance Capital Group,
Inc., HSBC Global Custody
Nominee (U.K.) Limited
Designation No. 856414 (10)            2,174,999                   1,875,000                    299,999                      *

Renaissance Capital Group,
Inc., The Frost National Bank
FBO, Renaissance US Growth &
Income Trust PLC, Trust No.
W00740100 (11)                         1,725,001                   1,625,000                    100,001                      *

Joseph M. Cohen                           20,105                      20,105                          0                      *

Kristen Colla-Gantz                        5,000                       5,000                          0                      *

Kelsey A. Collins UGMA CA

(12)                                     105,000                      50,000                     55,000                      *

James H. S. Cooper                        14,077                      12,645                      1,432                      *

Ralph G. Cranmer                         463,700                     450,000                     13,700                      *

Christopher Daly                           9,452                       5,000                      4,452                      *

Daniel J. Dubrovich (13)                 200,000                     200,000                          0                      *

James L. Dunn, Jr. (14)                  177,568                      45,026                    132,542                      *

John M. Easterday                         50,000                      50,000                          0                      *

Mountainview Canadian
Opportunistic Growth Fund, LP
(15)                                     142,857                     142,857                          0                      *

Fred C. Edwards                            6,329                       6,329                          0                      *

Harvey S. Eisen                           11,264                      10,118                      1,146                      *

Steven J. Eisen                           14,077                      12,645                      1,432                      *

The Alpine Group, Inc. (16)              800,000                     800,000                          0                      *

MicroCapital Fund, LP (17)               800,000                     800,000                          0                      *

MicroCapital Fund, LTD (18)              700,000                     700,000                          0                      *

Michael C. Fair                          509,259                     509,259                          0                      *

Carl M. Farmis                            62,500                      62,500                          0                      *


                                    Page 11

                                                                                                                        PERCENTAGE
                                                                                                                       BENEFICIALLY
                                  SHARES BENEFICIALLY                                   SHARES BENEFICIALLY OWNED       OWNED AFTER
SHAREHOLDER NAME                 OWNED BEFORE OFFERING (1)        SHARES OFFERED               AFTER OFFERING           OFFERING (2)
----------------                 -------------------------        --------------               --------------           ------------

Richard M. Fels and Carla Fels
JTWROS (19)                               12,500                      12,500                          0                      *

Barry A. Friedman                         50,000                      50,000                          0                      *

Michael A.  Giaquinto (20)                15,082                      15,082                          0                      *

Steve Golba                               31,587                      25,566                      6,021                      *

Charles A. Goldberg                       50,000                      50,000                          0                      *

Investor Growth Capital
Limited (21)                             816,667                     816,667                          0                      *

Investor Group, L.P. (22)                350,000                     350,000                          0                      *

Joseph M. Greenberg                        5,025                       5,025                          0                      *

Edgar E. & Kay S.Greve                   100,000                     100,000                          0                      *

Delaware Charter Guarantee &
Trust Co. TTEE FBO Joseph J.
Grillo, IRA LTJ - 890714 (23)             62,500                      62,500                          0                      *

William C. Grunow                        150,000                     100,000                     50,000                      *

Tom Hansen (24)                            2,546                       2,546                          0                      *

Robert L. Harner, III                     93,309                      82,455                     10,854                      *

Robert C. Hauser, Jr.                     10,055                      10,055                          0                      *

Lyle Hoyt                                  5,023                       4,023                      1,000                      *

Edgar J.Huffman                          109,400                      50,000                     59,400                      *

Stuart & Sheri Isler                       5,025                       5,025                          0                      *

Morris L. & Garlyn Jacoby                100,000                     100,000                          0                      *

John Rowland Jordan and Billie
Sager Jordan                             235,000                     200,000                     35,000                      *

Katherine Judson                          11,021                       5,000                      6,021                      *

William A. Kelly, Jr.                     27,838                      27,265                        573                      *

William A. Kelly, Sr.                     14,077                      12,645                      1,432                      *

Larry G. & Judy Kirk                     125,000                     125,000                          0                      *

Ronald O. & Barbara Krisell              187,500                     187,500                          0                      *

Ponski-Wil, LLC (25)                      15,070                      15,070                          0                      *

David A.Little                           124,807                      50,000                     74,807                      *

William H. Lomicka                        40,211                      40,211                          0                      *

Carol Lomicka                             10,061                      10,061                          0                      *


                                    Page 12

                                                                                                                        PERCENTAGE
                                                                                                                       BENEFICIALLY
                                  SHARES BENEFICIALLY                                   SHARES BENEFICIALLY OWNED       OWNED AFTER
SHAREHOLDER NAME                 OWNED BEFORE OFFERING (1)        SHARES OFFERED               AFTER OFFERING           OFFERING (2)
----------------                 -------------------------        --------------               --------------           ------------

Delaware Charter C/F James A.
May IRA, LTJ - 890552 (26)                90,000                      50,000                     40,000                      *

John E. McConnaughy                      900,000                     900,000                          0                      *

Barry P. McIntosh, Jr.                    33,805                      30,367                      3,438                      *

Delaware Charter as Trustee
FBO Richard Michaelson AC #
LTJ 890528 (27)                          100,000                     100,000                          0                      *

Kenneth W.Moore                          120,000                     100,000                     20,000                      *

F. Andrew Moran (28)                      14,077                      12,645                      1,432                      *

J. Walter Newman IV                        2,012                       2,012                          0                      *

Agger Fund, LP (29)                       20,000                      20,000                          0                      *

Agger Institutional Fund, LP
(30)                                     122,857                     122,857                          0                      *

Donald C. Pierson, III                   190,583                     173,791                     16,792                      *

Donald & Patricia Pierson, Jr.            60,407                      60,407                          0                      *

Tracy Platt                               10,546                       5,000                      5,546                      *

Davis S. Porch                             7,045                       6,329                        716                      *

James M. Powers, Sr.                     474,785                     474,785                          0                      *

Delaware Charter Guarantee &
Trust Co. TTEE FBO Laura G.
Powers, IRA LTJ - 890536 (31)             50,150                      50,000                        150                      *

James M. Powers, Jr. (32)                859,536                     368,463                    491,073                   1.2%

R. Reichler and Associates
Pension Plan and Trust (33)               62,500                      62,500                          0                      *

Daniel T. Robinson, Jr. (34)              55,386                       4,215                     51,171                      *

PelDawn, LLC (35)                         50,000                      50,000                          0                      *

James L. Rothenberg                      100,000                     100,000                          0                      *

Camille S. Rubinstein                     25,000                      25,000                          0                      *

Joseph L. Sanders (36)                    62,500                      62,500                          0                      *

Gary Sasser                               13,122                      12,645                        477                      *

Delaware Charter Guarantee &
Trust Co. TTEE FBO Nolan
Schabacker, IRA LTJ - 890676
(37)                                      75,000                      62,500                     12,500                      *

Stanley L. Schloz as Trustee
of the Schloz Family 1998
Trust (38)                                35,714                      35,714                          0                      *

                                    Page 13

                                                                                                                        PERCENTAGE
                                                                                                                       BENEFICIALLY
                                  SHARES BENEFICIALLY                                   SHARES BENEFICIALLY OWNED       OWNED AFTER
SHAREHOLDER NAME                 OWNED BEFORE OFFERING (1)        SHARES OFFERED               AFTER OFFERING           OFFERING (2)
----------------                 -------------------------        --------------               --------------           ------------

C. Thomas Selby (39)                      14,077                      12,645                      1,432                      *

Robert Settembre                          75,000                      50,000                     25,000                      *

Delaware Charter Guarantee &
Trust Co. TTEE FBO Tracey
Shaw, IRA LTJ - 890641 (40)               65,000                      62,500                      2,500                      *

Clarex Limited  (41)                     300,000                     300,000                          0                      *

Everett A. Sheslow                        62,500                      62,500                          0                      *

George M. Siegel (42)                    166,680                     116,180                     50,500                      *

Anthony Silverman, as Trustee
of the Anthony Silverman
Trust, dated January 5, 2004
(43)                                     192,857                     192,857                          0                      *

Katsinam Partners, LP (44)               200,000                     200,000                          0                      *

William H. Snyder                         14,077                      12,645                      1,432                      *

Patrick J.  Stoner                        22,653                      22,653                          0                      *

Danny T. Stowe                           662,744                     644,444                     18,300                      *

Frances Swan                                 227                         227                          0                      *

Michael Tabor                             14,077                      12,645                      1,432                      *

Bruce Tomason                             20,106                      20,106                          0                      *

Robert J. Tomasulo and
Josephine T. Tomasulo,
J.T.W.R.O.S. (45)                        100,000                     100,000                          0                      *

Lee A. Tyo                                 7,953                       7,953                          0                      *

Christopher Varley                         5,000                       5,000                          0                      *

Salvatore J. Vitiello                      5,029                       5,029                          0                      *

Robert W. Wahl                            97,500                      62,500                     35,000                      *

Ginger Lee Walton                            566                         566                          0                      *

Bank One, Arizona, NA (46)               847,664                     847,664                          0                      *

M.H. Capital Partners, L.P.
(47)                                      75,000                      75,000                          0                      *

Turner P. Williams                         5,638                       5,065                        573                      *

Loren R. Williams                          5,028                       5,028                          0                      *

Jimmie D. Williams                       100,000                     100,000                          0                      *

Portsmouth Square, Inc. (48)             200,000                     200,000                          0                      *

John V. Winfield                         318,000                     200,000                    118,000                      *


                                    Page 14

                                                                                                                        PERCENTAGE
                                                                                                                       BENEFICIALLY
                                  SHARES BENEFICIALLY                                   SHARES BENEFICIALLY OWNED       OWNED AFTER
SHAREHOLDER NAME                 OWNED BEFORE OFFERING (1)        SHARES OFFERED               AFTER OFFERING           OFFERING (2)
----------------                 -------------------------        --------------               --------------           ------------
Santa Fe Financial Corporation
(49)                                     200,000                     200,000                          0                      *

The InterGroup Corporation (50)          200,000                     200,000                          0                      *

Ronald Zuckerman                          13,591                      13,591                          0                      *

Philip I. Zuckerman                          227                         227                          0                      *

Preston A. Zuckerman (51)              1,957,342                   1,501,286                    581,056                   1.4%

Jackson Capital Partners (52)             37,790                      37,790                          0                      *

==================================================================================================================================
                        TOTALS:       25,796,593                  23,441,962                  2,354,631
==================================================================================================================================

*Denotes less than 1% of the outstanding shares of common stock.

1. Each person named above has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by the person, except as otherwise indicated below. Under applicable SEC rules, a person is deemed the "beneficial owner" of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case irrespective of the person's economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security.

2. In determining the percent of voting stock owned by a person after this offering (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 39,803,349 shares of common stock that would be outstanding after the offering assuming the full conversion of the preferred stock and convertible notes referenced herein into shares of our common stock and the complete exercise of the warrants referenced herein and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

3. Includes 2,500 shares of Series A preferred stock which may be converted to 50,000 shares of common stock and a warrant to purchase 12,500 shares of common stock at an exercise price of $1.50 per share held by the Florence Berens Trust DTD 04131998. Florence Berens is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

4. Includes 1,000,000 shares of our common stock issued pursuant to a Common Stock Purchase Agreement. This entity was a stockholder of Quisic Corporation (the "Quisic Holders") and, pursuant to the Stock Purchase Agreement, paid cash and provided indemnities related to the Company's purchase of assets of Quisic Corporation as well as released their lien on the assets purchased and 166,666 shares of our common stock issued in December 2003 to the Quisic Holders, for consideration of $150,000. Mr. Robert Bernstein is the principal of Leeds Equity Partner, III, LP and general partner of Leeds Equity Associates, L.P. and exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this entity.

5. Includes 2,500 shares of Series A preferred stock which may be converted to 50,000 shares of common stock and a warrant to purchase 12,500 shares of common stock at an exercise price of $1.50 per share held by the Delaware Charter Guarantee Trust Co. TTEE FBO Isaac Blake, IRA LTJ 890684. Mr. Isaac Blake exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

6. Includes 1,000,000 shares of our common stock issuable upon conversion of convertible notes and 1,000,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002. Mr. Barry Blank exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust. Mr. Blank is a registered broker-dealer and an employee of Murphy Durieu and acquired the securities in the normal course of business and at the time of acquisition had no plans or proposals directly or with any person to distribute the securities or underlying shares.

7. Includes 50,000 shares of our common stock issuable upon conversion of convertible notes and 50,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002. Ms. Violet Blank exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

8. Includes 7,500 shares of Series A preferred stock which may be converted to 150,000 shares of common stock and a warrant to purchase 37,500 shares of common stock at an exercise price of $1.50 per share held by the PBC 1996 Trust. Mr. Paul Claeyssens exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

9. Includes 500,000 shares of our common stock issuable upon conversion of convertible notes and 500,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002. Mr. Russell Cleveland is a Director of and exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this entity.

10. Includes 937,500 shares of our common stock issuable upon conversion of convertible notes and 937,500 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002. Mr. Russell Cleveland is a Director of and exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this entity.

11. Includes 812,500 shares of our common stock issuable upon conversion of convertible notes and 812,500 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002. Mr. Russell Cleveland is a Director of and exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this entity.

12. Includes 25,000 shares of our common stock issuable upon conversion of convertible notes and 25,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002. Mr. James H. Collins has the sole voting and/or dispositive powers with regard to our common stock owned by his minor child, Kelsey Collins. Mr. Collins is a member of the Company's Board of Directors.

13. Includes 100,000 shares of our common stock issuable upon conversion of convertible notes and 100,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002. Mr. Dubrovich is a registered broker- dealer and an employee of Murphy Durieu and acquired the shares in the normal course of business and at the time of acquisition had no plans or proposals directly or with any person to distribute the warrants or underlying shares.

14. Includes 45,026 shares of our common stock issued as part of the formation of the Company. James L. Dunn, Jr. serves as the Company's Senior Vice President, General Counsel of the Company and Interim Chief Financial Officer.

15. Includes 142,857 shares of common stock issuable upon conversion of a convertible note issued in a private placement in February of 2004. Mr. Andrew Ecclestone is President and Portfolio Manager and exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this entity.

16. Includes 400,000 shares of our common stock issuable upon conversion of convertible notes and 400,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002. Mr. Steven S. Elbaum is President and CEO and exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this entity.

17. Includes 400,000 shares of our common stock issuable upon conversion of convertible notes and 400,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002. Mr. Ian P. Ellis is President and exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this entity.

18. Includes 350,000 shares of our common stock issuable upon conversion of convertible notes and 350,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002. Mr. Ian P. Ellis is President and exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this entity.

19. Includes a warrant to purchase 12,500 shares of common stock at an exercise price of $1.50 per share. Mr. Richard Fels is a registered broker-dealer and an employee of Traditional Asiel Securities, Inc. and acquired the shares in the normal course of business and at the time of acquisition had no plans or proposals directly or with any person to distribute the warrant or underlying shares.

20. Includes 15,082 shares of our common stock originally issued under the terms of an acquisition agreement relating to our acquisition of certain assets of Dexpo, Inc. in October of 2000. Mr. Michael Giaquinto is a registered broker-dealer and an employee of Citigroup and acquired the shares in the normal course of business and at the time of acquisition had no plans or proposals directly or with any person to distribute the shares.

21. Includes 300,000 shares of our common stock issued pursuant to a Common Stock Purchase Agreement. This entity was a stockholder of Quisic Corporation (the "Quisic Holders") and, pursuant to the Stock Purchase Agreement, paid cash and provided indemnities related to the Company's purchase of assets of Quisic Corporation as well as released their lien on the assets purchased and 50,000 shares of our common stock issued in December 2003 to the Quisic Holders, for consideration of $45,000. David Charles Jeffreys, Wayne Tallowin, Jeffrey Francis Wilkes-Green, David Ian Knight, Marc Hollander, Robert De Heus, and Anders Berg are directors and share the voting and/or dispositive powers with regard to our common stock owned by the this entity.

22. Includes 700,000 shares of our common stock issued pursuant to a Common Stock Purchase Agreement. This entity was a stockholder of Quisic Corporation (the "Quisic Holders") and, pursuant to the Stock Purchase Agreement, paid cash and provided indemnities related to the Company's purchase of assets of Quisic Corporation as well as released their lien on the assets purchased and 116,667 shares of our common stock issued in December 2003 to the Quisic Holders, for consideration of $105,000. David Charles Jeffreys, Wayne Tallowin, Jeffrey Francis Wilkes-Green, David Ian Knight, Marc Hollander, Robert De Heus, and Anders Berg are directors and share the voting and/or dispositive powers with regard to our common stock owned by the this entity.

23. Includes 2,500 shares of Series A preferred stock which may be converted to 50,000 shares of common stock and a warrant to purchase 12,500 shares of common stock at an exercise price of $1.50 per share held by the Delaware Charter Guarantee Trust Co. TTEE FBO Joseph J. Grillo, IRA LTJ 890714. Mr. Joseph J. Grillo exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

24. Includes 2,546 shares of our common stock originally issued in January 2002 under the terms of a merger agreement between the Company, its acquisition subsidiary, ThoughtWare Technologies, Inc. ("ThoughtWare") and a preferred stockholder of ThoughtWare. Mr. Tom Hansen is a registered broker-dealer and an employee of J.M.S., Inc. and acquired the shares in the normal course of business and at the time of acquisition had no plans or proposals directly or with any person to distribute the shares.

25. Includes 15,070 shares of our common stock originally issued under the terms of an acquisition agreement relating to our acquisition of certain assets of Dexpo, Inc. in October of 2000. Mr. Doron Levitas exercises the sole voting and/or dispositive powers with regard to our common stock owned by this entity.

26. Includes 25,000 shares of our common stock issuable upon conversion of convertible notes and 25,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002 held by the Delaware Charter Guarantee Trust Co. C/F James A. May IRA, LTJ 890552. Mr. May exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

27. Includes 50,000 shares of our common stock issuable upon conversion of convertible notes and 50,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002 held by the Delaware Charter Guarantee Trust Co. as Trustee FBO Richard Michaelson AC # LTJ 890528. Mr. Michaelson exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

28. Includes 12,645 shares of our common stock issued under the terms of a merger transaction in November of 1998 involving Liberty Dental Alliance, Inc. Mr. F. Andrew Moran is a registered broker-dealer and a registered representative of the Newport Group and acquired the shares in the normal course of business and at the time of acquisition had no plans or proposals directly or with any person to distribute the shares.

29. Includes 20,000 shares of common stock issuable upon conversion of a convertible note issued in a private placement in February of 2004. Mr. Jerry Peterson is the CIO and Mr. John Karns is the Portfolio Manager and share the voting and/or dispositive powers with regard to our common stock owned by the this entity.

30. Includes 122,857 shares of common stock issuable upon conversion of a convertible note issued in a private placement in February of 2004. Mr. Jerry Peterson is the CIO and Mr. John Karns is the Portfolio Manager and share the voting and/or dispositive powers with regard to our common stock owned by the this entity.

31. Includes 25,000 shares of our common stock issuable upon conversion of convertible notes and 25,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002 held by the Delaware Charter Guarantee Trust Co. TTEE FBO Laura G. Powers, IRA LTJ 890536. Ms. Laura Powers exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

32. Includes 132,715 shares of our common stock issued under the terms of a merger transaction in November of 1998 involving Liberty Dental Alliance, Inc.; 45,007 shares issued as part of a dental practice acquisition; 25,000 shares of our common stock issuable upon conversion of convertible notes and 25,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002; and 140,741 shares of our common stock issued upon conversion in September 2003 of a series A subordinated note which was issued as part of the consideration due certain affiliated dental practices in November of 1998. Dr. James M. Powers, Jr. serves as the Chairman, President and CEO of the Company.

33. Includes 2,500 shares of Series A preferred stock which may be converted to 50,000 shares of common stock and a warrant to purchase 12,500 shares of common stock at an exercise price of $1.50 per share held by the R. Reichler and Associates Pension Plan and Trust. Mr. Richard Reichler exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

34. Includes 4,215 shares of our common stock issued under the terms of a merger transaction in November of 1998 involving Liberty Dental Alliance, Inc. Mr. Daniel T. Robinson, Jr. is a member of the Company's Board of Directors.

35. Includes 25,000 shares of our common stock issuable upon conversion of convertible notes and 25,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002 held by the PelDawn, LLC. Mr. Russell J. Hensley is the Chief Manager and exercises the sole voting and/or dispositive powers with regard to our common stock owned by the entity.

36. Includes 2,500 shares of Series A preferred stock which may be converted to 50,000 shares of common stock and a warrant to purchase 12,500 shares of common stock at an exercise price of $1.50. Mr. Joseph L. Sanders is a registered broker-dealer with Grant Bettingen, LLC and acquired the shares in the normal course of business and at the time of acquisition had no plans or proposals directly or with any person to distribute the shares of preferred stock or underlying shares of common stock.

37. Includes 2,500 shares of Series A preferred stock which may be converted to 50,000 shares of common stock and a warrant to purchase 12,500 shares of common stock at an exercise price of $1.50.held by the Delaware Charter Guarantee Trust Co. TTEE FBO Nolan Schabacker, IRA LTJ 890676. Mr. Schabacker exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

38. Includes 35,714 shares of common stock issuable upon conversion of a convertible note issued in a private placement in February of 2004 held by Stanley S. Schloz as Trustee of the Schloz Family 1998 Trust. Mr. Schloz exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this trust.

39. Includes 12,645 shares of our common stock issued under the terms of a merger transaction in November of 1998 involving Liberty Dental Alliance, Inc. Mr. C. Thomas Selby is a registered broker-dealer and an employee and owner of Florida Capital and acquired the shares in the normal course of business and at the time of acquisition had no plans or proposals directly or with any person to distribute the shares.

40. Includes 2,500 shares of Series A preferred stock which may be converted to 50,000 shares of common stock and a warrant to purchase 12,500 shares of common stock at an exercise price of $1.50 held by the Delaware Charter Guarantee Trust Co. TTEE FBO Tracey Shaw, IRA LTJ 890641. Mr. Shaw exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

41. Includes 150,000 shares of our common stock issuable upon conversion of convertible notes and 150,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002. Peter N. Turnquest is a Director and Secretary and Iris P. Sherman is a Director and Assistant Secretary and they share the voting and/or dispositive powers with regard to our common stock owned by this entity.

42. Includes 116,180 shares of our common stock issued as part of the formation of the Company. Mr. George Siegel is a member of the Company's Board of Directors.

43. Includes 192,857 shares of common stock issuable upon conversion of a convertible note issued in a private placement in February of 2004 held by Anthony Silverman, as Trustee of the Anthony Silverman Trust, dated January 5, 2004. Mr. Silverman exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this trust.

44. Includes 200,000 shares of common stock issuable upon conversion of a convertible note issued in a private placement in February of 2004. Mr. Richard Bourke, Member, exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this entity.

45. Includes 50,000 shares of our common stock issuable upon conversion of convertible notes and 50,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002 held by the PelDawn, LLC. Mr. Robert J. Tomasulo is a registered broker-dealer who owns his own business and acquired the securities in the normal course of business and at the time of acquisition had no plans or proposals directly or with any person to distribute the shares.

46. Includes 847,664 shares of common stock issuable upon exercise of warrants issued to our former bank lender during the period from June 2000 through March 2001. The bank acquired the shares in the normal course of business and at the time of acquisition had no plans or proposals directly or with any person to distribute the warrants or underlying shares. Phillip D. Martin, Sr. Vice President, exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this entity. Bank One, NA is a wholly owned subsidiary of Bank One Corporation. Bank One Corporation has subsidiaries that are Broker-Dealers, including Banc One Securities Corporation.

47. Includes 75,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002. Mr. Daniel K. Weiskopf, III, is the General Partner and exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this entity

48. Includes 100,000 shares of our common stock issuable upon conversion of convertible notes and 100,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002. Mr. John V. Winfield exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this entity

49. Includes 100,000 shares of our common stock issuable upon conversion of convertible notes and 100,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002. Mr. John V. Winfield exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this entity.

50. Includes 100,000 shares of our common stock issuable upon conversion of convertible notes and 100,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in March 2002. Mr. John V. Winfield exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this entity.

51. Includes 5,000 shares of Series A preferred stock which may be converted to 100,000 shares of common stock and a warrant to purchase 25,000 shares of common stock at an exercise price of $1.50 and 1,376,286 shares of our common stock originally issued in October, 2001 under the terms of a merger agreement between the Company, its acquisition subsidiary, Learning Edge, Inc. and the stockholders of Learning Edge, Inc. Mr. Zuckerman is a former director and officer of the Company.

52. Includes 37,790 shares of our common stock originally issued in January 2002 under the terms of a merger agreement between the Company, its acquisition subsidiary, ThoughtWare Technologies, Inc. ("ThoughtWare") and a preferred stockholder of ThoughtWare. Mr. Alan Garneris the General Partner who exercises the shared voting and/or dispositive powers with regard to our common stock owned by the this entity.


                              PLAN OF DISTRIBUTION

         The shares of our common stock offered by this prospectus may be sold by the selling stockholders or their transferees from time to time in: (i) transactions in the over-the-counter market, the American Stock Exchange, or on one or more exchanges; (ii) negotiated transactions; (iii) underwritten offerings; or (iv) a combination of these methods of sale. The selling stockholders may sell the shares of our common stock at: (i) fixed prices which may be changed; (ii) market prices prevailing at the time of sale; (iii) prices related to prevailing market prices; or (iv) negotiated prices.


         DIRECT SALES, AGENTS, DEALERS AND UNDERWRITERS

         The selling stockholders or their transferees may effect transactions by selling the shares of common stock either directly to purchasers; or to or through agents, dealers or underwriters designated from time to time. Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling stockholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         SUPPLEMENTS

         To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new selling stockholders (who will be limited to stockholders who acquire shares after the date of this prospectus from persons named as selling stockholders in this prospectus), the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.


         STATE SECURITIES LAW

         Under the securities laws of some states, the selling stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.


         EXPENSES AND INDEMNIFICATION

         We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholders and we will bear all expenses related to the registration of this offering. However, we will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify some of the selling stockholders against some civil liabilities, including some liabilities which may arise under the Securities Act.


                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Jackson Walker L.L.P.


                                     EXPERTS


         BDO Seidman, LLP, independent auditors, have audited our consolidated financial statements as of and for the year ended March 31, 2003, which is incorporated by reference in this registration statement filed in connection with this offering. Our consolidated financial statements as of and for the year ended March 31, 2003 are incorporated by reference in reliance upon the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, as described in Note 2 to the consolidated financial statements) of BDO Seidman, LLP, given on their authority as experts in accounting and auditing.

         The consolidated financial statements as of March 31, 2002 and for each of the two years in the period ended March 31, 2002 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" some of the documents that we file with it into this prospectus, which means incorporated documents are considered part of this prospectus. Therefore, we can disclose important information to you by referring you to those documents, and that information that we file with the SEC will automatically updates and supersedes this incorporated information.

         The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof:

         o our Annual Report on Form 10-K for the year ended March 31, 2003, filed with the SEC on June 30, 2003;

         o our Current Report on Form 8-K, filed with the SEC on July 1, 2003;

         o        our Current Report on Form 8-K, filed with the SEC on August
                  13, 2003;

         o our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, filed with the SEC on August 14, 2003;

         o our Current Report on Form 8-K, filed with the SEC on September 18, 2003;

         o our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, filed with the SEC on November 6, 2003;

         o        our Current Report on Form 8-K, filed with the SEC on November
                  6, 2003;

         o        our Current Report on Form 8-K, filed with the SEC on November
                  7, 2003;

         o        our Current Report on Form 8-K, filed with the SEC on February
                  5, 2004;

         o our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003, filed with the SEC on February 17, 2004;

         o        our Current Report on Form 8-K, filed with the SEC on March
                  23, 2004;

         o        our Current Report on Form 8-K, filed with the SEC on April
                  20, 2004;

         o our Current Report on Form 8-K, filed with the SEC on April 23, 2004; and,

         o the description of our common stock contained in our Registration Statement on Form S-1 filed with the SEC on October 10, 1997.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the Common Stock to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         The Company will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests for such documents should be directed to: James L. Dunn, Jr., Senior Vice President & General Counsel, 2999
N. 44th Street, Suite 650, Phoenix, AZ 85018, Telephone: (602) 952-1200, Email:
JDUNN@ILINC.COM.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the Company's Web site at HTTP://WWW.ILINC.COM and the SEC's Web site at HTTP://WWW.SEC.GOV.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


         ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses to be paid by the Company in connection with the offering described in this registration statement. All amounts are estimates, except the SEC registration fee.

                  SEC Registration Fee                              $ 2,993.83
                  Printing Costs                                    $ 5,000.00
                  Legal Fees and Expenses                           $ 5,000.00
                  Accounting Fees and Expenses                      $15,000.00
                                                                    ----------
                           TOTAL                                    $27,993.83

         ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         DELAWARE GENERAL CORPORATION LAW

         Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, even though less than a quorum or (2) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.


                                   Page II -1

         Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

         Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

         RESTATED CERTIFICATE OF INCORPORATION

         The Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided for in Section 174 of the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

         BYLAWS

         The Bylaws of the Company provide that the Company will indemnify any director or officer of the Company to the full extent permitted by applicable law, and may, if and to the extent authorized by the Board of Directors, so indemnify such other persons whom it has the power to indemnify against any liability, reasonable expense or other matter whatsoever.

         INSURANCE

         The Company maintains liability insurance for the benefit of its directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, as amended, and is therefore unenforceable.


         ITEM 16.  EXHIBITS.

         See the Exhibit Index found on Page II-6 hereof.


         ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act 1933, as amended (the "Securities Act");

                                   Page II -2

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume in securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         Each person whose signature appears below authorizes James L. Dunn, Jr., to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this registration statement necessary or advisable to enable the Company (the registrant) to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of this registration statement, which amendments may make such changes in the registration statement as such attorney may deem appropriate.


                                   Page II -3

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

                                            ILINC COMMUNICATIONS, INC.

Dated: April 29, 2004                       By: /S/ JAMES M. POWERS, JR.
                                                ------------------------
                                            James M. Powers, Jr.
                                            Chairman of the Board, President and
                                            Chief Executive Officer


NAME                                        CAPACITY                                 DATE
-----------------------------------------------------------------------------------------------------

/s/ JAMES M. POWERS, JR.             Chairman of the Board, President            April 29, 2004
-----------------------------        and Chief Executive Officer
James M. Powers, Jr.


/s/ JAMES L. DUNN, JR.               Sr. Vice President                          April 29, 2004
-----------------------------        and Interim Chief Financial Officer
James L. Dunn, Jr.                   (Principal Accounting Officer)


/s/    *                             Director                                    April 29, 2004
-----------------------------
James H. Collins


/s/   *                              Director                                    April 29, 2004
-----------------------------
Kent Petzold


/s/   *                              Director                                    April 29, 2004
-----------------------------
Daniel T. Robinson, Jr.


/s/   *                              Director                                    April 29, 2004
-----------------------------
George M. Siegel


                                   Page II -4

                                  EXHIBIT LIST

         EXHIBIT
         NUMBER   DESCRIPTION OF EXHIBIT
         ------   ----------------------

         4.1(1) Restated Certificate of Incorporation of Pentegra Dental Group, Inc.

         4.2(1)   Bylaws of Pentegra Dental Group, Inc.

         4.3(7) Certificate of Amendment of Restated Certificate of Incorporation of Pentegra Dental Group, Inc.

         4.4(7)   Amendment of Bylaws of Pentegra Dental Group, Inc.

         4.5(8) Certificate of Amendment of Restated Certificate of Incorporation of e-dentist.com, Inc.

         4.6(14)  Certificate of Designations of Series A Preferred Stock

         +4.7(15) Certificate of Amendment of Restated Certificate of
                  Incorporation of EDT Learning, Inc.

         4.8(1) Form of certificate evidencing ownership of Common Stock of Pentegra Dental Group, Inc.

         4.9(1) Form of Registration Rights Agreement for Owners of Founding Affiliated Practices

         4.10(1) Registration Rights Agreement dated September 30, 1997 between Pentegra Dental Group, Inc. and the stockholders named therein

         4.11(2) Form of Stockholders' Agreement for Owners of Affiliated Practices

         4.12(3) Form of Indenture from Pentegra Dental Group, Inc. to U.S. Trust Company of Texas, N.A., as Trustee relating to the Convertible Debt Securities

         4.13(7) Form of certificate evidencing ownership of Common Stock of e-dentist.com, Inc.

         4.14(8) Form of Convertible Redeemable Subordinated Note (2002 Private Placement Offering)

         4.15(8)  Form of Redeemable Warrant (2002 Private Placement Offering)

         4.16(14) Form of Redeemable Warrant (2003 Private Placement Offering)

         4.17(4) Credit Agreement dated June 1, 1998 between Bank One, Texas, N.A. and Pentegra Dental Group, Inc.

         4.18(5) Modification to Credit Agreement between Pentegra Dental Group, Inc. and Bank One, Texas, N.A. dated September 9, 1998

         4.19(5) Agreement and Plan of Merger among Pentegra Dental Group, Inc., Liberty Dental Alliance, Inc., Liberty Acquisition Corporation, James M. Powers, Jr., Sylvia H. McAlister and William Kelly dated as of November 13, 1998

         4.20(2) First Amendment to Credit Agreement by and among Pentegra Dental Group, Inc. and Bank One, Texas, N.A. dated as of February 9, 1999

         4.21(2) First Amendment to the Agreement and Plan of Merger by and among Pentegra Dental Group, Inc., Liberty Dental Alliance, Inc., Liberty Acquisition Corporation, James M. Powers, Jr., Sylvia H. McAlister and William Kelly dated as of January 29, 1999

         4.22(6)  Third Amendment to Credit Agreement

                                   Page II -5

         EXHIBIT
         NUMBER   DESCRIPTION OF EXHIBIT
         ------   ----------------------

         4.23(7) Asset Purchase Agreement by and among e-dentist.com, Inc. and Dexpo.com, Inc.

         4.24(7)  Fourth Amendment of Credit Agreement

         4.25(9) Plan of Reorganization and Agreement of Merger dated October 1, 2001 by and among EDT Learning, Inc., Edge Acquisition Subsidiary, Inc. and the Stockholders of Learning-Edge, Inc.

         4.26(10) Plan of Reorganization and Agreement of Merger dated January
                  29, 2002 by and among EDT Learning, Inc., TW Acquisition Subsidiary, Inc., ThoughtWare Technologies, Inc. and the Series B Preferred Stockholder of ThoughtWare Technologies, Inc.

         4.27(11) Asset Purchase Agreement dated June 14, 2002 by and among EDT
                  Learning, Inc., and Quisic Corporation. Common Stock Purchase Agreement by and between EDT Learning, Inc., Investor Growth Capital Limited, A Guernsey Corporation and Investor Group, L.P., A Guernsey Limited Partnership and Leeds Equity Partners III, L.P.

         4.28(12) Asset Purchase Agreement dated November 4, 2002 by and among
                  EDT Learning, Inc., and Mentergy, Inc. and its wholly-owned subsidiaries, LearnLinc Corp and Gilat-Allen Communications, Inc.

         4.29(15) Debt Conversion Agreement relating to Quisic Settlement

         4.30(15) Form of Convertible Subordinated Note (2004 Private Placement)

         +5.1     Opinion of Jackson Walker L.L.P.

         16.1(13) Letter re Change in Certifying Accountant

         +23.1 Consent of independent auditors, BDO Seidman, LLP, dated April 29, 2004 to the incorporation by reference of their report dated June 6, 2003 in the Company's annual report on Form 10-K for the year ended March 31, 2003.

         +23.2 Consent of independent auditors, PricewaterhouseCoopers, LLP dated April 29, 2004 to the incorporation by reference of their report dated July 11, 2002 in the Company's annual report on Form 10-K for the year ended March 31, 2003.

-----------------------
         (1) Previously filed as an exhibit to iLinc's Registration Statement on Form S-1 (No. 333-37633), and incorporated herein by reference.

         (2) Previously filed as an exhibit to iLinc's Registration Statement on Form S-4 (No. 333-78335), and incorporated herein by reference.

         (3) Previously filed as an exhibit to iLinc's Registration Statement on Form S-4 (No. 333-64665), and incorporated herein by reference.

         (4) Previously filed as an exhibit to iLinc's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998.

         (5) Previously filed as an exhibit to iLinc's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998.

         (6) Previously filed as an exhibit to iLinc's Annual Report on Form 10-K for the year ended March 31, 2000.

         (7) Previously filed as an exhibit to iLinc's Annual Report on Form 10-K for the year ended March 31, 2001.

         (8) Previously filed as an exhibit to iLinc's Annual Report on Form 10-K for the year ended March 31, 2002.

                                   Page II -6

         (9) Previously filed as an exhibit to iLinc's Form 8-K filed October 16, 2001.

         (10) Previously filed as an exhibit to iLinc's Form 8-K filed January 30, 2002

         (11) Previously filed as an exhibit to iLinc's Form 8-K filed July 2, 2002.

         (12) Previously filed as an exhibit to iLinc's Form 8-K filed December 20, 2002.

         (13) Previously filed as an exhibit to iLinc's Form 8-K filed April 7, 2003.

         (14) Previously filed as an exhibit to iLinc's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003.

         (15)     Previously filed as an exhibit to this Registration Statement


+        Furnished herewith as an Exhibit